EXHIBIT (j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 89 to the Registration Statement No. 02-27962 on Form N-1A ("Registration Statement") of Eaton Vance Special Investment Trust ("the Trust") of our report dated February 21, 2007, relating to the financial statements and financial highlights of the Eaton Vance Small-Cap Growth Fund (the “Fund”) and of our report dated February 21, 2007, relating to the financial statements and supplementary data of Small-Cap Growth Portfolio, which appear in the December 31, 2006 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts April 24, 2008